                                                                     EXHIBIT 3.1

                      [Composite as of December 13, 1996]

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                               ADAC LABORATORIES

                           A California Corporation


                                   ARTICLE I

                       The name of this corporation is:

                               ADAC LABORATORIES
                               -----------------


                                  ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

The number of directors of this Corporation shall be not less than three (3) or more than five (5), the exact number of which shall be fixed from time to time by a By-law duly adopted by the shareholders or the Board of Directors.

                                  ARTICLE IV

This Corporation is authorized to issue two classes of stock, without par value, to be designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of which this Corporation is authorized to issue is 55,000,000 shares, of which 50,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

                                   ARTICLE V

The Corporation hereby elects to be governed by all the provisions of the General Corporation Law of the State of California in effect as of January 1, 1977, which are not otherwise applicable to it pursuant to Chapter 23 of said law.

                                  ARTICLE VI

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                  ARTICLE VII

The Corporation is authorized to provide indemnification of Agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through By-law provisions, agreements with the Agents, vote of shareholders or disinterested directors or otherwise in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code), subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code or as to circumstances in which indemnity is expressly prohibited by Section 317.